Exhibit 99.1

Propel Financial Services, LLC

Independent Accountants’ Report

Board of Managers

Propel Financial Services, LLC

San Antonio, Texas

We have audited the accompanying consolidated balance sheet of Propel Financial Services, LLC, as of December 31, 2011, and the related statements of income, members’ equity and cash flows for the year then ended. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Propel Financial Services, LLC, as of December 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

San Antonio, Texas

May 7, 2012

Propel Financial Services, LLC

Consolidated Balance Sheet

December 31, 2011

Assets

Cash and cash equivalents	$5,077,943
Property tax notes receivable (inclusive of premium on purchased loans of $154,341 at December 31, 2011 and net of deferred fees of $1,450,541 at December 31, 2011)	44,160,454
Investment in RioProp Ventures, LLC	5,482,701
Equipment (net of accumulated depreciation of $175,363 at December 31, 2011)	379,539
Interest receivable	893,226
Prepaid and other assets	907,044
Receivables from related parties	836,422

Total assets	$57,737,329

Liabilities and Members’ Equity

Liabilities
Long-term debt	$47,218,907
Payable to RioProp Ventures, LLC	1,510,568
Accounts payable and accrued expenses	2,145,486
Payable to related parties	85,467

Total liabilities	50,960,428

Members’ Equity
Members’ contributed capital	1,631,945
Retained earnings	5,144,956

Total members’ equity	6,776,901

Total liabilities and members’ equity	$57,737,329

See Notes to Consolidated Financial Statements

Propel Financial Services, LLC

Consolidated Statement of Income

Year Ended December 31, 2011

Interest Income - Property Tax Notes Receivable	$6,504,419

Interest Expense - Long-term Debt	2,544,859

Net Interest Income	3,959,560

Provision for Losses on Property Tax Notes Receivable	—

Net Interest Income After Provision for Losses on Property Tax Notes Receivable	3,959,560

Noninterest Income
Equity in income of RioProp Ventures, LLC	1,820,116
Fees and other charges to property owners	811,011
Property tax notes receivable servicing income	539,230
Derivative income	129,045
Administrative fee income - related parties	622,510
Other	425,943

Total noninterest income	4,347,855

Noninterest Expense
Salaries and employee benefits	2,948,298
Legal and professional expense	523,350
Advertising expense	535,288
Occupancy expense	197,492
Data processing expense	183,952
Printing and office supplies	157,220
Title, recording and notary fees	98,968
Other	343,390

Total noninterest expense	4,987,958

Net Income	$3,319,457

See Notes to Consolidated Financial Statements

Propel Financial Services, LLC

Consolidated Statement of Members’ Equity

Year Ended December 31, 2011

	Comprehensive Income	Members’ Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2011		$1,631,945	$3,629,499	$(215,448)	$5,045,996
Comprehensive income
Net income	$3,319,457	—	3,319,457	—	3,319,457
Amortization of unrealized loss on derivative financial instrument	215,448	—	—	215,448	215,448

Total comprehensive income	$3,534,905

Distributions to members		—	(1,804,000)	—	(1,804,000)

Balance, December 31, 2011		$1,631,945	$5,144,956	$—	$6,776,901

See Notes to Consolidated Financial Statements

Propel Financial Services, LLC

Consolidated Statement of Cash Flows

Year Ended December 31, 2011

Operating Activities
Net income	$3,319,457
Items not requiring (providing) cash
Depreciation and amortization	95,994
Amortization of debt issuance costs	79,241
Equity in income of RioProp Ventures, LLC	(1,820,116)
Gain on sale of property tax notes receivable	(46,646)
Net realized income on derivative financial instruments	(129,045)
Changes in
Interest receivable, prepaid and other assets	(769,528)
Accounts payable and accrued expenses	1,675,080
Payable to RioProp Ventures, LLC	263,755
Receivables from and payables to related parties	(586,929)

Net cash provided by operating activities	2,081,263

Investing Activities
Net change in property tax notes receivable	(15,763,292)
Net change in loan receivable from RioProp Ventures, LLC	(1,147,684)
Proceeds from sale of property tax notes receivable	3,027,542
Purchase of premises and equipment	(107,509)

Net cash used in investing activities	(13,990,943)

Financing Activities
Proceeds from long-term debt	20,500,000
Payments on long-term debt	(3,000,000)
Cost of issuance of long-term debt	(60,000)
Distributions to members	(1,804,000)

Net cash provided by financing activities	15,636,000

Increase in Cash and Cash Equivalents	3,726,320

Cash and Cash Equivalents, Beginning of Year	1,351,623

Cash and Cash Equivalents, End of Year	$5,077,943

Supplemental Disclosure of Cash Flow Information
Interest paid	$4,086,834

Change in loan receivable to RioProp Ventures, LLC and long-term debt due to addition of RioProp Ventures, LLC as a co-borrower on the debt as discussed in Note 1	$29,720,258

See Notes to Consolidated Financial Statements

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Propel Financial Services, LLC (Company), is a company whose principal activity is originating and servicing property tax notes receivable. The Company is subject to competition from other tax lending institutions. The Company provides property tax solutions to customers in the state of Texas by paying real estate taxes on behalf of owners of real property in Texas in exchange for notes collateralized by tax liens on the property. The Company is subject to regulation by the Office of Consumer Credit Commissioner of the state of Texas and is subject to periodic examinations by this agency. In 2011, the Company started Propel Insurance, LLC, a wholly- owned subsidiary. Propel Insurance, LLC, sells insurance as a third party broker. The duration of the Company is perpetual.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Propel Insurance, LLC. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2011, the Company had no cash equivalents.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions. At December 31, 2011, the Company’s cash accounts were all noninterest-bearing accounts and, therefore, were fully insured by the FDIC.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Property Tax Notes Receivable

Notes that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for losses on property tax notes receivable, any deferred fees or costs on originated property tax notes receivable and unamortized premiums or discounts on purchased property tax notes receivable. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Currently, the Company continues to accrue interest on all past due property tax notes receivable due to the notes being collateralized by tax liens that are in a priority position over most other liens on the properties and are in the process of collection. If there was doubt about the ultimate collection of the accrued interest on a specific note, the note would be placed on non-accrual and all accrued interest would be reversed at that time.

Allowance for Losses on Property Tax Notes Receivable

The allowance for losses on property tax notes receivable is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the notes in light of historical experience, the nature and volume of the property tax notes receivable portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. To date, the Company has not experienced any losses on the property tax notes receivable in its portfolio. In addition, management believes, based on the fact that the tax liens that collateralize the notes are in a priority position over most other liens on the properties, that it will not experience losses on the ultimate collection of the property tax notes receivable in its portfolio. Therefore, no allowance has been provided for the property tax notes receivable in the portfolio as of December 31, 2011. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Servicing of Property Tax Notes Receivable

The Company services property tax notes receivable for unaffiliated parties and the agreements to service these notes receivable originated primarily through the sale of the notes receivable to the unaffiliated parties. The agreements have varying terms related to the compensation the Company will receive for servicing the notes receivable which may be based on a percentage of the outstanding note receivable serviced or based on the late fees collected on the note receivable serviced. Property tax notes receivable serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of property tax notes receivable serviced for unaffiliated parties at December 31, 2011, was $3,308,951.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

As discussed in Note 7, the Company also services portfolios of property tax notes receivable for three related parties. The unpaid principal balance of property tax notes receivable serviced for these related parties at December 31, 2011, was $76,268,302.

The Company has not recorded a servicing asset related to the agreements to service the portfolios under the servicing assets and liabilities accounting guidance (ASC 860-50) because the compensation that the Company receives is not in excess of the Company’s estimated cost to service the portfolios. The Company also has not recorded a servicing liability because each of the servicing agreements allow for the Company to terminate the servicing agreements with written notice to the owners of the notes receivable. Therefore, the Company is not obligated to continue to service the notes receivable and can reevaluate the decision to service the portfolios on a continual basis.

Investment in RioProp Ventures, LLC

The investment in RioProp Ventures, LLC (RPV), is recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. As of December 31, 2011, no such losses have been recorded.

Income Taxes

The Company’s members have elected to have its income taxed as a partnership under provisions of the Internal Revenue Code and a similar section of the Texas tax law. Therefore, taxable income or loss is reported to the members for inclusion in their respective tax returns, and no provision for federal income taxes is included in these statements. The Company is subject to state franchise taxes only. Currently, all of the prior tax returns filed by the Company and the partnership in RPV are subject to federal and state examinations. Any changes in reported earnings or deductible losses will be passed through to the individual partners.

Advertising

The Company expenses advertising as incurred.

Reclassifications

In 2010 and previous years, the Company used its line of credit to fund its operations and those of RPV, but RPV was not actually listed as a co-borrower on the line of credit. Therefore, the Company would draw on the line of credit and lend money to RPV as needed and record a loan receivable from RPV. The Company reported the entire amount of the borrowings outstanding on the line of credit and the entire amount of the interest expense related to those borrowings and recorded interest income from RPV for the interest on its portion of the debt.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

During 2011, the line of credit was amended and RPV was added as a co-borrower on the line of credit. With the addition of RPV as a co-borrower on the line of credit, the Company began recording only its portion of the outstanding debt and removed the loan receivable from RPV. In addition, the Company began recording only its share of the interest expense related to the line of credit and no longer recorded interest income from RPV related to the loan receivable. The Company determined that since the change took place during 2011, that the income statement presentation of interest income and interest expense should be presented as if the change took place at the beginning of the year. Since the Company recorded the interest income and interest expense at the same amount for the portion of the debt related to RPV, there is no impact on net interest income.

Note 2: Property Tax Notes Receivable

The Company’s portfolio of property tax notes receivable consists of notes collateralized by tax liens on residential and commercial properties in the state of Texas. The tax liens are in a priority position to most other liens on the properties, including those that existed at the time the tax lien was transferred from the respective county to the Company. The majority of the property tax notes receivable in the portfolio are secured by residential properties. Repayment of residential and commercial property tax notes receivable is generally dependent on the property owner. However, repayment may ultimately come through payments from other lienholders or foreclosure on the properties. Risk is mitigated by the fact that the Company has internal policies in place related to the amount it is willing to advance on a tax lien transfer as a percentage of the value of the property according to the respective county’s tax records. The Company will generally not originate a tax lien transfer if this percentage is in excess of 25% and, in most cases, this percentage is below 15%.

The Company evaluates the entire portfolio of property tax notes receivable collectively for impairment under ASC 450-20. The primary credit quality indicator the Company uses to evaluate its portfolio is the past due status of the property tax notes receivable. As discussed earlier, to date, the Company has not experienced any losses on the property tax notes receivable in its portfolio. In addition, management believes, based on the fact that the tax liens that collateralize the notes are in a priority position over most other liens on the properties, that it will not experience losses on the ultimate collection of the property tax notes receivable in its portfolio. Therefore, no allowance has been provided for the property tax notes receivable in the portfolio as of December 31, 2011.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

The following table presents the Company’s aging analysis of the portfolio of property tax notes receivable as of December 31, 2011. These amounts do not include the related deferred origination fees or premiums on purchased loans.

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Property Tax Notes Receivable
December 31, 2011
Property tax notes receivable	$2,947,127	$474,670	$5,267,610	$8,689,407	$36,767,247	$45,456,654

None of the property tax notes receivable in the Company’s portfolio are on non-accrual. Therefore, the entire amount of property tax notes receivable past due 90 days or more at December 31, 2011, were accruing interest.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Note 3: Investment In RioProp Ventures, LLC

The investment in RioProp Ventures, LLC, of $5,480,701 at December 31, 2011, represents a 50% equity interest in RioProp Ventures, LLC, a limited liability company organized to originate and service property tax notes receivable. Condensed financial statements for RioProp Ventures, LLC, as of December 31, 2011, are as follows:

Condensed balance sheet

Assets
Cash	$547,745
Property tax notes receivable	35,658,557
Accrued interest receivable	1,555,345
Other assets	2,651,013

Total assets	$40,412,660

Liabilities
Long-term debt	$29,720,258
Other liabilities	777,975

Total liabilities	30,498,233

Members’ equity	9,914,427

Total liabilities and members’ equity	$40,412,660

Condensed statement of income

Interest income	$6,602,197
Interest expense	(1,718,245)

Net interest income	4,883,952

Noninterest income	1,343,007
Noninterest expense	(2,586,728)

Net income	$3,640,231

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Note 4: Interest Rate Swap

As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company entered into an interest rate swap agreement for a portion of its floating rate debt. The agreement provides for the Company to receive interest from the counterparty at LIBOR plus 2% and to pay interest to the counterparty at a fixed rate of 5.75% on a notional amount of $23,800,000. Under the agreement, the Company pays or receives the net interest amount monthly, with the monthly settlements included in interest expense. The interest rate swap agreement terminated in May 2011.

At inception, management designated the interest rate swap agreement as a cash flow hedging instrument and determined the agreement qualified for hedge accounting under the provisions of ASC 815, Derivatives and Hedging. As a result, the agreement was recorded at its fair value with subsequent changes in fair value included in comprehensive income. The Company measured the effectiveness of the interest rate swap on a quarterly basis. Any ineffectiveness was recognized currently in earnings.

During 2009, it was determined that the interest rate swap was no longer considered highly effective and no longer qualified for hedge treatment. Therefore, any changes in fair value are now recorded through current earnings. The amount of unrealized loss that was recorded in accumulated other comprehensive loss was amortized over the remaining term of the interest rate swap. During 2011, approximately $129,000 of derivative income was recognized in current year earnings, which is net of the $215,000 of losses that were amortized out of accumulated other comprehensive loss.

Note 5: Long-term Debt

Long-term debt consisted of the following components:

Line of Credit(A)	$47,218,907

(A)

Revolving line of credit with a total available borrowing limit of $105 million; bears interest at a rate equal to the one month LIBOR plus 2% at the time of an advance with a floor of 5%; interest is payable monthly and principal is due May 23, 2013; secured by the Company’s entire portfolio of property tax notes receivable and the property tax notes receivable of RPV, as well as a guaranty of McCombs Family Partners, Ltd. At December 31, RPV had approximately $29,720,000 outstanding on the line in addition to the Company’s outstanding borrowings above. Therefore, approximately $28,061,000 was available on the line at December 31, 2011. The line of credit includes covenants that require the Company to maintain certain financial ratios.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

The entire amount of the long-term debt outstanding at December 31, 2011, matures during the year ended December 31, 2013.

Note 6: Members’ Equity

The Company is owned by McCombs Family Partners, Ltd. (MFP) and JHBC, LLC, which is wholly owned by the Chief Executive Officer (CEO) of the Company. MFP owns a 90.01% interest and JHBC, LLC owns a 9.99% interest and profits are divided based on each member’s respective ownership.

Note 7: Related Party Transactions

The Company is a related party to RPV and BNC Retax, LLC (Retax). RPV and Retax are both in the business of originating and holding property tax notes receivable. Retax is also owned by MFP and JHBC, LLC, and the ownership percentages in Retax are the same as those of the Company. In addition, the CEO and Chief Financial Officer (CFO) of the Company, as well as some other members of management, are the same as those of Retax. The Company is a 50% owner of RPV and the CEO of the Company is also a member of management at RPV and serves on the board of managers. Retax and RPV utilize some of the administrative resources of the Company in their day-to-day activities. The Company bills Retax and RPV for these services based on estimates of the costs of these services. The services, related fees/costs and allocation methods for the year ended December 31, 2011, are described below.

During the year ended December 31, 2011, the Company charged Retax lien processing fees of $338,275 and this amount is included in other income in the consolidated statement of income. The fees charged by the Company are $175 per property tax note receivable originated and are considered origination fees. The amount charged is designed to represent the costs of providing these services by the Company.

Beginning in 2011, the Company began charging RPV and Retax administrative fees for executive, accounting and marketing services. These fees are based upon an allocation of time spent by Company personnel related to services provided to RPV and Retax and is designed to represent the related cost to the Company. Total administrative fees charged to RPV and Retax totaled $622,510 during 2011.

The Company is responsible for servicing RPV’s entire portfolio of property tax notes receivable. The total amount of the outstanding property tax notes receivable serviced for RPV at December 31, 2011, was $37,348,503. In 2011, the Company charged servicing fees to RPV, which the Company considers to be its cost to service the portfolio, in the amount of $472,518. This amount is included in property tax notes receivable servicing income in the consolidated statement of income.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Effective November 2011, the Company began servicing Retax’s entire portfolio of property tax notes receivable. The total amount of the outstanding property tax notes receivable serviced for Retax at December 31, 2011 was $38,492,773. In 2011, the Company collected servicing fees from Retax, which the Company considers to be its cost to service the portfolio, in the amount of $50,000. This amount is included in property tax notes receivable servicing income in the consolidated statement of income.

The Company is responsible for servicing property tax notes receivable for Texas Tax Loans, LLC (Texas Tax). Texas Tax owns 50% of RPV. The total amount of the outstanding property tax notes receivable serviced for Texas Tax at December 31, 2011, was $427,026. In 2011, the Company collected servicing fees from Texas Tax of $6,923, which is based on a fee of $7.50 per property tax note receivable per month as defined in the servicing agreement. This amount is included in property tax notes receivable servicing income in the consolidated statement of income.

During the year ended December 31, 2011, the Company purchased property tax notes receivable with an outstanding principal balance of $1,846,836 from Retax. The sales were consummated due to the specific property tax notes receivable not qualifying for the borrowing base on Retax’s line of credit since they were secured by undeveloped land. The property tax notes receivable had deferred origination fees of $47,424 associated with them and, therefore, the carrying amount of the property tax notes receivable on Retax’s books at the date of sale was $1,799,412. The Company originally paid cash totaling the principal amount of the property tax notes receivable; however, the notes were transferred to Company at the related carrying value. Therefore, a receivable from Retax for the amount of the deferred fees, $47,424, was recorded and is outstanding at December 31, 2011.

At December 31, 2011, the Company leased its office space from McCombs Family Partners, Ltd., one of the members of the Company, as discussed on Note 8.

At December 31, 2011, all of the Company’s long-term debt is guaranteed by McCombs Family Partners, Ltd., a member of the Company, as discussed in Note 5.

During the year ended December 31, 2011, the Company paid $205,498 to a law firm for services related to lien originations and collections. The CEO of the Company is the owner of the law firm. In addition, the law firm reimburses the Company for salaries and administrative services provided by the Company. At December 31, 2011, $236,689 is receivable from the law firm.

During the year ended December 31, 2011, the Company paid $579,673 to McCombs Family Partners, Ltd, for compensation of two executives serving the Company.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Outstanding receivables from and (payables to) related parties at December 31, 2011, were:

BNC Retax, LLC	$601,644
RioProp Ventures, LLC	$(1,510,568)
RioProp Holdings, LLC	$(74,193)
Law Offices of Jack Nelson	$236,689
Other payable	$(13,185)

Note 8: Operating Lease

As of December 31, 2011, the Company leases office space from McCombs Family Partners, Ltd. The operating lease for the office space expires on August 31, 2017. Future minimum lease payments at December 31, 2011, were:

2012	$148,800
2013	148,800
2014	148,800
2015	148,800
2016	148,800
Thereafter	99,200

Total minimum lease payments	$843,200

During the year ended December 31, 2011, the Company paid $146,962 in rent to McCombs Family Partners, Ltd.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Note 9: Disclosures About Fair Value of Assets and Liabilities

ASC 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The following methods were used to estimate the fair value of financial instruments recognized in the accompanying balance sheet at amounts other than fair value.

Cash and Cash Equivalents, Interest Receivable and Rent Receivable

The carrying amount approximates fair value.

Property Tax Notes Receivable

The fair value of property tax notes receivable is estimated by discounting the future cash flows using the current rates at which similar property tax notes receivable would be made to borrowers with similar credit ratings and for the same remaining maturities. Property tax notes receivable with similar characteristics were aggregated for purposes of the calculations. A rate of 12% for 2011 was used as a current market rate. The carrying amount of accrued interest approximates its fair value.

Interest Payable

The carrying amount approximates fair value.

Long-term Debt

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Commitments to Originate Property Tax Notes Receivable

The fair value of commitments to originate property tax notes receivable is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for property tax notes receivable of similar terms and credit quality. The fair value of commitments to originate property tax notes receivable is not presented because management believes the fair value to be insignificant.

The following table presents estimated fair values of the Company’s financial instruments in accordance with ASC 825 not previously disclosed at December 31, 2011.

	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$5,077,943	$5,077,943
Property tax notes receivable	$44,160,454	$48,527,000
Interest receivable	$893,226	$893,226

Financial liabilities
Long-term debt	$47,218,907	$47,218,907
Interest payable	$62,072	$62,072

Propel Financial Services, LLC

Notes to Consolidated Financial Statements

December 31, 2011

Note 10: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for losses on property tax notes receivable are reflected in Notes 1 and 2. Other significant estimates and concentrations include:

Texas Property Tax Code

Texas property tax code currently allows third-party providers to originate property tax notes receivable and purchase the tax lien from the taxing authority. The Company’s entire portfolio at December 31, 2011, is comprised of such property tax notes receivable. Legislation could change current property tax laws and prohibit the Company from originating new property tax notes receivable. This would significantly impact the Company’s current growth plans.

Note 11: Subsequent Events

Subsequent events have been evaluated through May 7, 2012, which is the date the financial statements were available to be issued.